Exhibit 99.1

Build-a-Bear Workshop, Inc. Reports Profitable Fiscal 2011 Third Quarter

  Third quarter net income of $0.05 per diluted share compares to a net loss of $0.07 per share in the third quarter of fiscal 2010
  Net retail sales rise 3.1% and consolidated comparable store sales increase 1.1%
  Consolidated e-commerce sales increase 20.3%

ST. LOUIS--(BUSINESS WIRE)--October 27, 2011--Build-A-Bear Workshop, Inc. (NYSE: BBW), an interactive entertainment retailer, today reported results for the third quarter and first nine months ended October 1, 2011.

Third Quarter Fiscal 2011 Highlights:

  Consolidated net retail sales of $95.4 million represented a 3.1% increase over 2010, excluding the impact of foreign currency;
  Consolidated comparable store sales increased 1.1% and included a 0.7% increase in North America and a 3.0% increase in Europe;
  Retail gross margin improved 160 basis points to 40.2%;
  Achieved cost savings of $0.7 million; on track to achieve $10 to $15 million of annualized savings; and
  Net income of $0.9 million or $0.05 per diluted share represented a significant improvement from third quarter fiscal 2010 net loss of $1.4 million, or $0.07 per share.

Maxine Clark, Build-A-Bear Workshop’s Chairman and Chief Executive Bear commented: “We are pleased to report solid profitability in the third quarter. We delivered another quarter of positive comparable store sales, increased e-commerce sales, improved our retail gross margin and reduced expenses. In addition, international revenues grew by 14% showing solid progress towards our global expansion goals. We ended the quarter with a strong balance sheet including increased levels of cash even as we invested $5.1 million to repurchase 934,000 shares of our common stock. We remain optimistic about our business and expect the ongoing implementation of our strategies to enable us to continue our positive performance,” Ms. Clark concluded.

Fiscal 2011 Third-Quarter (13 weeks ended October 1, 2011):

  Total revenues were $97.4 million, compared to $100.1 million in the fiscal 2010 third quarter. Third quarter 2010 total revenues included $5.8 million from a single wholesale transaction. Excluding the impact of this transaction and foreign currency, total revenue increased 2.3%.
  Consolidated comparable store sales increased 1.1%, including a 0.7% increase in North America and a 3.0% increase in Europe. This follows a consolidated comparable store sales increase of 3.1%, including a 5.3% increase in North America and a 6.6% decline in Europe in the third quarter of fiscal 2010.
  Consolidated e-commerce sales rose 20.3%, excluding the impact of foreign currency, and included double digit increases in both North America and the UK.
  Net income was $0.9 million, or $0.05 per diluted share, compared to the fiscal 2010 third quarter net loss of $1.4 million, or $0.07 per share. The net loss for the third quarter of fiscal 2010 included a $0.03 per share cost related to the Company’s decision to close its operations in France.

Fiscal 2011 First Nine-Months (39 weeks ended October 1, 2011):

  Total revenues were $275.2 million, compared to $275.7 million in the first nine months of fiscal 2010. For the first nine months of 2010, total revenues included $5.8 million from a single wholesale transaction. Excluding the impact of this transaction and foreign currency, total revenue increased 1.0%.
  Consolidated comparable store sales decreased 0.9%, including a 1.1% decrease in North America and flat results in Europe.
  Consolidated e-commerce sales rose 12.8%, excluding the impact of foreign currency, and included double digit increases in both North America and the UK.
  Net loss was $8.1 million, or $0.45 per share, from a loss of $8.2 million, or $0.44 per share in the first nine months of fiscal 2010. Net loss for the first nine months of fiscal 2011 included $1.9 million, or $0.11 per share in consulting costs. The net loss for the first nine months of fiscal 2010 included a $0.05 per share cost related to the Company’s decision to close its operations in France.

During the quarter, the Company opened three stores and closed one store across geographies. At quarter end the Company operated 344 stores – 288 in North America and 56 in Europe, as compared to 291 in North America and 56 in Europe at the end of fiscal 2010 third quarter.

Balance Sheet

The Company ended the 2011 third quarter with a strong balance sheet and no borrowings under its revolving credit facility. As of October 1, 2011, cash and cash equivalents totaled $25.1 million, over 50% of which was domiciled outside the U.S. Total inventory at quarter end was $56.3 million. Inventory per square foot increased 2.9%, as compared to the prior year period.

The Company expects capital expenditures to be approximately $12 million in 2011, compared to capital spending of $15 million in 2010 and depreciation and amortization of approximately $25 million, compared to $27 million in 2010. For the full fiscal year, the company expects to open six stores and close six stores across geographies.

During fiscal 2011 third quarter, the Company repurchased approximately 934,000 shares of its common stock at a total cost of $5.1 million. Through the first nine months of fiscal 2011, the Company invested $10.2 million to repurchase approximately 1.7 million shares of its common stock. At quarter end, the Company had $13.6 million of availability under the current stock repurchase program.

Today’s Conference Call Webcast

Build-A-Bear Workshop will host a live Internet webcast of its quarterly investor conference call at 9 a.m. ET today. The audio broadcast may be accessed at the Company’s investor relations Web site, http://IR.buildabear.com. The call is expected to conclude by 10 a.m.

A replay of the conference call webcast will be available in the investor relations Web site for one year. A telephone replay will be available beginning at approximately noon ET today until midnight ET on November 10, 2011. The telephone replay is available by calling (617) 801-6888. The access code is 27654729.

About Build-A-Bear Workshop, Inc.

Build-A-Bear Workshop, Inc. is the only global company that offers an interactive make-your-own stuffed animal retail-entertainment experience. There are more than 400 Build-A-Bear Workshop stores worldwide, including company-owned stores in the U.S., Puerto Rico, Canada, the United Kingdom and Ireland, and franchise stores in Europe, Asia, Australia, Africa, the Middle East, Mexico and South America. Founded in St. Louis in 1997, Build-A-Bear Workshop is the leader in interactive retail. Brands include make-your-own Major League Baseball® mascot in-stadium locations, and Build-A-Dino® stores. Build-A-Bear Workshop extends its in-store interactive experience online with its award winning virtual world Web site at bearville.com®. The company was named to the FORTUNE 100 Best Companies to Work For® list for the third year in a row in 2011. Build-A-Bear Workshop (NYSE: BBW) posted total revenue of $401.5 million in fiscal 2010. For more information, call 888.560.BEAR (2327) or visit the company's award-winning Web site at buildabear.com®.

Forward-Looking Statements

This press release contains "forward-looking statements" (within the meaning of the federal securities laws) which represent Build-A-Bear Workshop expectations or beliefs with respect to future events. Our actual results may differ materially from the results discussed in the forward-looking statements. These risks and uncertainties include, without limitation, those detailed under the caption “Risk Factors” in our annual report on Form 10-K for the fiscal year ended January 1, 2011, as filed with the SEC, and the following: general global economic conditions may continue to deteriorate, which could lead to disproportionately reduced consumer demand for our products, which represent relatively discretionary spending; customer traffic may continue to decrease in the shopping malls where we are located, on which we depend to attract guests to our stores; we may be unable to generate interest in and demand for our interactive retail experience, or to identify and respond to consumer preferences in a timely fashion; our marketing and on-line initiatives may not be effective in generating sufficient levels of brand awareness and guest traffic; we may be unable to generate comparable store sales growth; the availability and costs of our products could be adversely affected by risks associated with international manufacturing and trade, including foreign currency fluctuation; we may be unable to renew or replace our store leases, or enter into leases for new stores on favorable terms or in favorable locations, or may violate the terms of our current leases; we may be unable to effectively manage the operations and growth of our company-owned stores; we are susceptible to disruption in our inventory flow due to our reliance on a few vendors; high petroleum products prices could increase our inventory transportation costs and adversely affect our profitability; we may be unable to effectively manage our international franchises or laws relating to those franchises may change; we may be unable to operate our European company-owned stores profitably; fluctuations in our quarterly results of operations could cause the price of our common stock to substantially decline; we may be unable to repurchase shares at all or at the times or in the amounts we currently anticipate or the results of the share repurchase program may not be as beneficial as we currently anticipate; our products could become subject to recalls or product liability claims that could adversely impact our financial performance and harm our reputation among consumers; we may improperly obtain or be unable to protect information from our guests in violation of privacy or security laws or expectations; we may suffer negative publicity or be sued due to violations of labor laws or unethical practices by manufacturers of our merchandise; we may suffer negative publicity or negative sales if the non-proprietary toy products we sell in our stores do not meet our quality or sales expectations; we may lose key personnel, be unable to hire qualified additional personnel, or experience turnover of our management team; we may be unable operate our company-owned distribution center efficiently or our third-party distribution center providers may perform poorly; our market share could be adversely affected by a significant, or increased, number of competitors; we may fail to renew, register or otherwise protect our trademarks or other intellectual property; we may have disputes with, or be sued by, third parties for infringement or misappropriation of their proprietary rights; and poor global economic conditions could have a material adverse effect on our liquidity and capital resources. These risks, uncertainties and other factors may adversely affect our business, growth, financial condition or profitability, or subject us to potential liability, and cause our actual results, performance or achievements to be materially different from those expressed or implied by our forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

All other brand names, product names, or trademarks belong to their respective holders.

(Financial Tables Follow)

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	13 Weeks		13 Weeks
	Ended		Ended
	October 1,	% of Total	October 2,	% of Total
	2011	Revenues (1)	2010	Revenues (1)
Revenues:
Net retail sales	$95,378	97.9	$91,689	91.6
Commercial revenue	1,160	1.2	7,637	7.6
Franchise fees	872	0.9	767	0.8
Total revenues	97,410	100.0	100,093	100.0
Costs and expenses:
Cost of merchandise sold	57,572	59.6	62,710	63.1
Selling, general and administrative	37,815	38.8	39,113	39.1
Store preopening	198	0.2	255	0.3
Interest expense (income), net	(40)	(0.0)	(83)	(0.1)
Total costs and expenses	95,545	98.1	101,995	101.9
Income (loss) before income taxes	1,865	1.9	(1,902)	(1.9)
Income tax expense (benefit)	1,011	1.0	(524)	(0.5)
Net income (loss)	$854	0.9	$(1,378)	(1.4)

Earnings (loss) per common share:
Basic	$0.05		$(0.07)
Diluted	$0.05		$(0.07)
Shares used in computing common per share amounts:
Basic	17,378,486		18,426,860
Diluted	17,396,144		18,426,860

(1)	Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold which is expressed as a percentage of net retail sales and commercial revenue. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and commercial revenue and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	39 Weeks		39 Weeks
	Ended		Ended
	October 1,	% of Total	October 2,	% of Total
	2011	Revenues (1)	2010	Revenues (1)
Revenues:
Net retail sales	$269,929	98.1	$263,963	95.8
Commercial revenue	3,002	1.1	9,588	3.5
Franchise fees	2,312	0.8	2,112	0.8
Total revenues	275,243	100.0	275,663	100.0
Costs and expenses:
Cost of merchandise sold	167,723	61.5	172,150	62.9
Selling, general and administrative	119,620	43.5	115,048	41.7
Store preopening	391	0.1	343	0.1
Interest expense (income), net	(41)	(0.0)	(191)	(0.1)
Total costs and expenses	287,693	104.5	287,350	104.2
Loss before income taxes	(12,450)	(4.5)	(11,687)	(4.2)
Income tax benefit	(4,377)	(1.6)	(3,511)	(1.3)
Net loss	$(8,073)	(2.9)	$(8,176)	(3.0)

Loss per common share:
Basic	$(0.45)		$(0.44)
Diluted	$(0.45)		$(0.44)
Shares used in computing common per share amounts:
Basic	17,781,943		18,755,941
Diluted	17,781,943		18,755,941

(1)	Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold which is expressed as a percentage of net retail sales and commercial revenue. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and commercial revenue and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(dollars in thousands, except per share data)

	October 1,	January 1,	October 2,
	2011	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$25,106	$58,755	$24,660
Inventories	56,258	46,475	54,726
Receivables	4,889	7,923	5,790
Prepaid expenses and other current assets	20,646	18,425	19,247
Deferred tax assets	7,624	7,465	6,874
Total current assets	114,523	139,043	111,297

Property and equipment, net	78,965	88,029	90,397
Goodwill	32,614	32,407	33,044
Other intangible assets, net	836	1,444	2,657
Other assets, net	15,625	14,871	15,476
Total Assets	$242,563	$275,794	$252,871

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$38,544	$36,325	$32,369
Accrued expenses	6,039	15,488	6,202
Gift cards and customer deposits	21,670	28,880	21,736
Deferred revenue	6,803	6,679	9,952
Total current liabilities	73,056	87,372	70,259

Deferred franchise revenue	1,504	1,706	1,604
Deferred rent	25,139	28,642	30,296
Other liabilities	366	361	794

Stockholders' equity:
Common stock, par value $0.01 per share	182	196	196
Additional paid-in capital	68,999	76,582	75,349
Accumulated other comprehensive loss	(9,506)	(9,959)	(8,242)
Retained earnings	82,823	90,894	82,615
Total stockholders' equity	142,498	157,713	149,918
Total Liabilities and Stockholders' Equity	$242,563	$275,794	$252,871

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Selected Financial and Store Data
(dollars in thousands)

	13 Weeks	13 Weeks	39 Weeks	39 Weeks
	Ended	Ended	Ended	Ended
	October 1,	October 2,	October 1,	October 2,
	2011	2010	2011	2010

Other financial data:
Retail gross margin ($) (1)	$38,381	$35,406	$103,732	$98,795
Retail gross margin (%) (1)	40.2%	38.6%	38.4%	37.4%
E-commerce sales	$2,452	$2,021	$7,416	$6,509
Capital expenditures, net (2)	$3,759	$3,798	$9,896	$10,208
Depreciation and amortization	$5,884	$6,709	$18,614	$20,338

Store data (3):
Number of company-owned stores at end of period
North America			288	291
Europe			56	56
Total stores			344	347

Number of franchised stores at end of period			76	58

Company-owned store square footage at end of period
North America			832,519	844,726
Europe (4)			84,482	80,754
Total square footage			917,001	925,480

Comparable store sales change (%) (5)
North America	0.7%	5.3%	(1.1)%	(0.5)%
Europe	3.0%	(6.6)%	0.0%	(4.7)%
Consolidated	1.1%	3.1%	(0.9)%	(1.2)%
(1)	Retail gross margin represents net retail sales less retail cost of merchandise sold. Retail gross margin percentage represents retail gross margin divided by net retail sales.
(2)	Capital expenditures, net represents cash paid for property, equipment, other assets and other intangible assets.
(3)	Excludes our webstore and seasonal and event-based locations. North American stores are located in the United States, Canada and Puerto Rico. In Europe, stores are located in the United Kingdom and Ireland and, prior to 2011, France.
(4)	Square footage for stores located in Europe is estimated selling square footage.
(5)	Comparable store sales percentage changes are based on net retail sales and stores are considered comparable beginning in their thirteenth full month of operation.

CONTACT:
Build-A-Bear Workshop
Investors:
Tina Klocke, 314-423-8000 x5210
or
Media:
Jill Saunders, 314-423-8000 x5293